Exhibit 99.1

Unifi Elects PepsiCo North America CEO Albert P. Carey to the Board of Directors

Greensboro, N.C. January 24, 2018 -- Unifi, Inc. (NYSE: UFI), one of the world's leading innovators in synthetic and recycled yarns, today announced the election of Albert (Al) P. Carey to the Board of Directors.

Mr. Carey currently serves as CEO of PepsiCo North America, a role he has held since March 2016. As a 36-year PepsiCo veteran, he has extensive experience leading multiple lines of consumer brands across snacks and beverages at PepsiCo, including as CEO of Frito-Lay North America.

“We are excited to have someone with Al’s background join our Board of Directors,” said Kevin Hall, Chairman and CEO of Unifi. “As we expand our product offerings beyond textile fibers and into numerous sustainable solutions, Al’s experience will be paramount. “His addition to our board comes at an excellent time, as we focus on growing REPREVE® and our innovative product portfolio across multiple markets.”

Mr. Carey currently serves on the board of directors of The Home Depot, Inc. and The Food Marketing Institute.

“Unifi’s unique market position, product portfolio and strategic initiatives are compelling,” said Mr. Carey. “I am looking forward to being involved in the growth opportunities of REPREVE®, a critical sustainability story with over 10 billion plastic bottles being saved from landfills and transformed into high-quality consumer products.”

About Unifi:

Unifi, Inc. (NYSE: UFI) is a global textile solutions provider and one of the world’s leading innovators in manufacturing synthetic and recycled performance fibers. The Company’s proprietary technologies offer increased performance, comfort and style advantages, enabling customers to develop products that perform, look and feel better. Through REPREVE®, one of Unifi’s proprietary technologies and the global leader in branded recycled performance fibers, Unifi has transformed more than 10 billion plastic bottles into recycled fiber for new clothing, shoes, home goods and other consumer products. Unifi continually innovates to meet consumer needs in moisture management, thermal regulation, antimicrobial, UV protection, stretch, water repellency and enhanced softness with leading products such as Sorbtek®, XS™ Cross Section technology and Cotton-like™ technology. Unifi collaborates with many of the world’s most influential brands in the sports apparel, fashion, home, automotive and other industries. For more information about Unifi, visit www.Unifi.com.

For more information, contact:

Alpha IR Group

312-445-2870

UFI@alpha-ir.com

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